Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-233720, 333-253667, 333-262863, and 333-269837) pertaining to the 10x Genomics, Inc. 2019 Omnibus Incentive Plan and the 10x Genomics, Inc. 2019 Employee Stock Purchase Plan of our reports dated February 15, 2024, with respect to the consolidated financial statements of 10x Genomics, Inc. and the effectiveness of internal control over financial reporting of 10x Genomics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.
/s/ Ernst & Young LLP

San Jose, California
February 15, 2024